                                                                  Exhibit (a)(1)


                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       at
                              $8.45 Net Per Share
                                      and
         All Outstanding Shares of Series A Convertible Preferred Stock
                                       at
                             $105.625 Net Per Share
                                      and
          All Outstanding Warrants to Purchase Shares of Common Stock
                                       at
         $8.45 Net Per Warrant Less the Exercise Price of Such Warrant
                                       of
                                    PSC INC.
                                       by
                            MOHAWK ACQUISITION CORP.
                          a wholly owned subsidiary of
                                  MOHAWK CORP.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JULY 17, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 5, 2000 (THE "MERGER AGREEMENT"), AMONG MOHAWK CORP. ("PARENT"), MOHAWK ACQUISITION CORP. ("PURCHASER") AND PSC INC. ("PSC").
   THE BOARD OF DIRECTORS OF PSC HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SECURITIES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SECURITIES ACCEPT THE OFFER AND TENDER THEIR SECURITIES PURSUANT TO THE OFFER.
                                ---------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMMON STOCK, SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS (DETERMINED AS IF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS HAVE BEEN CONVERTED INTO OR EXERCISED FOR SHARES OF COMMON STOCK) THAT, WHEN ADDED TO SECURITIES ALREADY OWNED BY PARENT, PURCHASER AND THEIR SUBSIDIARIES, SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS (INCLUDING ALL SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF DECEMBER 30, 1997, AS AMENDED, BETWEEN PSC AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS RIGHTS AGENT)), (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (iii) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING PRIOR TO THE EXPIRATION OF THE OFFER TO ENABLE IT TO PURCHASE THE SECURITIES TO BE PURCHASED BY IT AND TO PAY FEES AND EXPENSES OF THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 13, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

                                ---------------
                                   IMPORTANT
   Any person desiring to tender all or any portion of such person's Securities should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Securities, and any other required documents, to the Depositary or tender such Securities pursuant to the procedure for book-entry transfer described in Section 3 or (ii) request such person's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such person. Any person whose Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such person desires to tender such Securities.
   A person who desires to tender Securities and whose certificates evidencing such Securities are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Securities by following the procedure for guaranteed delivery described in Section 3.
   Questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their addresses and telephone numbers described on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                             Chase Securities Inc.
June 19, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY OF THE OFFER......................................................   ii
INTRODUCTION..............................................................    1
 1.Terms of the Offer; Expiration Date....................................    3
 2.Acceptance for Payment and Payment for Securities......................    5
 3.Procedures for Accepting the Offer and Tendering Securities............    6
 4.Withdrawal Rights......................................................    8
 5.Certain U.S. Federal Income Tax Consequences...........................    9
 6.Price Range of Securities; Dividends...................................   10
 7. Possible Effects of the Offer on the Market for Securities, Nasdaq
    Listing, Margin Regulations and Exchange Act Registration.............   10
 8.Certain Information About PSC..........................................   11
 9.Certain Information About Purchaser and Parent.........................   13
10.Financing of the Offer and the Merger..................................   14
11.Background of the Offer; Contacts with PSC; the Merger Agreement; Other
 Agreements...............................................................   16
12.Purpose of the Offer; Plans for PSC After the Offer and the Merger.....   30
13.Certain Conditions of the Offer........................................   32
14.Certain Legal Matters and Regulatory Approvals.........................   34
15.Fees and Expenses; Persons Retained....................................   36
16.Miscellaneous..........................................................   36

SCHEDULES

        Schedule I.  Information Concerning the Directors and Executive
                     Officers of Parent and Purchaser
        Schedule II. New York Business Corporation Law Section 910. Right
                     of Shareholder to Receive Payment for Shares Upon
                     Merger or Consolidation, or Sale, Lease, Exchange or
                     Other Disposition of Assets or Share Exchange, and
                     Section 623. Procedure to Enforce Shareholder's
                     Right to Receive Payment for Shares

                              SUMMARY OF THE OFFER

   This summary of the offer highlights selected information from this offer to purchase and may not contain all of the information that is important to you. To better understand our offer to shareholders of PSC Inc. ("PSC") and for a complete description of the legal terms of the offer, you should read this entire offer to purchase carefully, as well as those additional documents to which we have referred you. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers listed on the last page of this offer to purchase.

Principal Terms of the        Mohawk Corp. ("Parent"), a newly formed,
Offer:                        privately owned corporation, through its wholly
                              owned subsidiary Mohawk Acquisition Corp.
                              ("Purchaser"), is offering to purchase (i) all the shares of Common Stock (including the associated preferred share purchase rights) of PSC that are issued and outstanding for $8.45 per share, (ii) all the shares of Series A
                              Convertible Preferred Stock of PSC that are issued and outstanding for $105.625 per share,
                              (iii) the warrant, exercisable prior to September
                              10, 2001, evidencing rights to purchase an aggregate of 180,000 shares of Common Stock, at a price of $0.45 for each underlying share of Common Stock represented by the warrant and (iv) the warrants exercisable prior to July 12, 2006, evidencing rights to purchase an aggregate of 975,000 shares of Common Stock, at a price of $3.20 for each underlying share of Common Stock represented by each warrant, net to you in cash, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal. The shares of Common Stock, shares of Series A Convertible
                              Preferred Stock and warrants are collectively referred to in this offer to purchase as "Securities".

                              The offer is the first step in our plan to acquire all of the outstanding Securities, as provided in our merger agreement with PSC. If the offer is successful, we will acquire any remaining shares of PSC Common Stock for $8.45 per share in cash and any remaining shares of Series A Convertible Preferred Stock for $105.625 per share in cash in a later merger. Shareholders of PSC who do not tender their Securities in the offer may have appraisal rights in the merger.

Board Recommendation:         The Board of Directors of PSC has:

                              . determined that each of the offer and merger is fair to, and in the best interests of, the holders of Securities;

                              . approved, adopted and declared advisable the merger agreement, the offer and the merger; and

                              .  resolved to recommend that holders of
                                 Securities accept the offer and tender their Securities in the offer.

Conditions to the Offer:      Purchaser is not required to complete the offer
                              unless:

                              . There are validly tendered and not withdrawn prior to the expiration of the offer at least the number of Securities, that when added to the Securities already owned by us, constitutes a minimum of two-thirds of the outstanding common shares of PSC on a fully diluted basis;

                             . any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated prior to the expiration of the offer; and

                             . Purchaser has obtained sufficient financing to enable it to purchase the Securities and to pay the fees and expenses of the offer and the merger.

                             See Section 13, which describes in full the conditions to the offer.

Source of Funds:             We intend to obtain all necessary funds to
                             purchase the Securities from the following sources:

                             .  financing from financial institutions; and

                             . capital investments in Parent from existing shareholders of Parent and third party investors.

                             For a more detailed description of the financing of the offer and merger, see Section 10.

Expiration of Offer:         The initial offering period of the offer will
                             expire at 12:00 midnight, New York City time, on Monday, July 17, 2000, unless we extend the offer. We do not intend to have a subsequent offering period.

Extension of Offer:          We may, without the consent of PSC, extend the
                             expiration of the offer as follows:

                             . in five business day increments, if, at the scheduled expiration of the offer, any of the conditions to our obligation to accept for payment, and to pay for, the Securities are not satisfied or waived, although we may not extend the offer for more than ten business days in total if all the conditions to the offer are satisfied or waived other than the condition relating to the receipt of sufficient financing;

                             . if, at the scheduled expiration of the offer, any rule, regulation or interpretation of the Securities and Exchange Commission or its staff requires the offer to be extended; or

                             . on one or more occasions, for an aggregate period of not more than 10 business days beyond the latest applicable date that the offer may otherwise be extended, if, as of such date, all of the conditions to our obligation to accept Securities for payment are satisfied or waived, but the number of Securities validly tendered and not withdrawn pursuant to the offer equals two-thirds or more of the outstanding shares of Common Stock on a fully diluted basis, but less than 90% of the outstanding shares of Common Stock or Series A Convertible Preferred Stock.

                              During any extension of the offer, all Securities previously tendered and not withdrawn will remain subject to the offer and subject to your right to withdraw any tendered Securities. See Section 4.

                              If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer.

Procedure for Accepting the     If you wish to accept the offer, this is what
Offer                         you must do:
and Tendering Securities:

                              . If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in this offer to purchase for book-entry transfer. These materials must reach the depositary before the offer expires.

                              . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, Innisfree M&A Incorporated, at 1-888-750-5834 for assistance.

                              . If you hold your Securities through a broker or bank, you should contact your broker or bank and give instructions that your Securities should be tendered.

                              For a detailed description of the procedure for tendering Securities, see Section 3.

Withdrawal Rights:            You may withdraw any tender of Securities at any
                              time prior to the expiration of the offer, and, unless we have previously accepted them pursuant to the offer, you may also withdraw any tender of Securities at any time after August 17, 2000. See
                              Section 4.

Withdrawal Procedure:         In order to effectively withdraw your tender of
                              Securities, the depositary must timely receive from you a written or facsimile transmission notice of withdrawal before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Securities.
                              See Section 4.

Fairness Opinion:             Raymond James & Associates, Inc. has delivered to
                              the PSC Board of Directors its opinion that, as of June 5, 2000, and based upon and subject to certain matters, the consideration to be received by the holders of PSC Common Stock pursuant to each of the offer and the merger is fair from a financial point of view. A copy of the written opinion, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken, is included as Annex A in PSC's
                              Solicitation/Recommendation Statement on Schedule
                              14D-9, which is being mailed to you at the same time as this offer to purchase. We encourage you to read this opinion carefully and in its entirety.

Market Value of Securities:   On June 5, 2000, the last full trading day before
                              we announced our offer to purchase all the Securities that are issued and outstanding, the last reported closing price per share of Common
                              Stock was $6.06.

Effect of Not Tendering:      If you decide not to tender your Securities but
                              the offer is nevertheless successfully completed, untendered shares of Common Stock or Series A
                              Convertible Preferred Stock will be cancelled in a subsequent merger and you will receive the same consideration for your shares that you would have received if you had tendered into the offer. Any warrants not tendered will remain outstanding following the merger.

Additional Information:       Any questions or requests for additional
                              information or assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers on the last page of this offer to purchase.

To: All Holders of Common Stock,
  Series A Convertible Preferred
  Stock and Warrants of PSC Inc.

                                  INTRODUCTION

   Mohawk Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of Mohawk Corp., a newly formed, privately owned Delaware corporation ("Parent"), hereby offers to purchase (i) all outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of PSC Inc., a New York corporation ("PSC"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 30, 1997, as amended (the "Rights Agreement"), between PSC and ChaseMellon Shareholder Services, L.L.C., as rights agent, at a purchase price of $8.45 per share, (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), of PSC, at a purchase price of $105.625 per share, and (iii) the warrant exercisable prior to September 10, 2001, evidencing rights to purchase an aggregate of 180,000 shares of Common Stock at a price of $8.00 per share, at a purchase price of $0.45 per underlying share of Common Stock, and the warrants exercisable prior to July 12, 2006, evidencing rights to purchase an aggregate of 975,000 shares of Common Stock at a price of $5.25 per share, at a purchase price of $3.20 per underlying share of Common Stock (the "Warrants" and, collectively with the Common Stock and Preferred Stock, the "Securities"), in each case net to the seller in cash, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letters of Transmittal for the Common Stock, Preferred Stock and Warrants, as applicable, (which together constitute the "Offer"). See Section 9 for additional information concerning Parent and Purchaser.

   Tendering holders of Securities ("Securityholders") will not be obligated to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Securities in the Offer. However, if a tendering Securityholder fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, the Securityholder may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to the Securityholder. See
Section 5. Purchaser will pay all charges and expenses of Chase Securities Inc. ("Chase Securities" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 15.

   The board of directors of PSC (the "Board") has determined that the Merger Agreement (as defined herein) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined herein), are fair to, and in the best interests of, the Securityholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that Securityholders accept the Offer and tender their Securities pursuant to the Offer.

   Raymond James & Associates, Inc. ("Raymond James") has delivered to the Board its written opinion that, as of June 5, 2000, and based upon and subject to certain matters, the consideration to be received by the holders of Common Stock pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Raymond James, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken, is contained in Annex A of PSC's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to each Securityholder concurrently with this Offer to Purchase. Parent and Purchaser encourage each Securityholder to read this opinion carefully in its entirety.

   The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of shares of Common Stock, shares of Preferred Stock and Warrants (determined as if shares of Preferred Stock and Warrants have been converted into or exercised for shares of Common Stock) that, when added to Securities already owned by Parent, Purchaser and their subsidiaries, shall constitute two-thirds of the then outstanding shares of Common Stock on a fully diluted basis (including all shares of Common Stock issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights) (the "Minimum Condition"), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer (the "HSR Condition") and (iii) Purchaser having obtained sufficient financing immediately prior to the expiration of the Offer to enable it to purchase the Securities to be purchased by it and to pay fees and expenses of the Offer and Merger (the "Financing Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 13, which sets forth in full the conditions to the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 5, 2000 (the "Merger Agreement"), among Parent, Purchaser and PSC. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Securities pursuant to the Offer and subject to the conditions set forth in the Merger Agreement and in accordance with the Business Corporation Law of the State of New York ("New York Law"), Purchaser will be merged with and into PSC (the "Merger"). As a result of the Merger, PSC will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of Common Stock (other than shares held by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or PSC or in the treasury of PSC and other than shares held by shareholders who shall have demanded and perfected appraisal rights under New York Law) will be canceled and converted automatically into the right to receive $8.45 in cash, and (ii) each outstanding share of Preferred Stock (other than shares held by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or PSC or in the treasury of PSC and other than shares held by shareholders who shall have demanded and perfected appraisal rights under New York Law) will be canceled and converted automatically into the right to receive $105.625 in cash, or in each case any higher price that may be paid in the Offer, without interest (the "Merger Consideration"). Any outstanding Warrants will remain outstanding until the earlier of their exercise or expiration pursuant to the terms thereof, and each holder of a Warrant will be entitled to receive upon the presentation for surrender thereof, an amount in cash equal to the product of (x) $8.45 (or any higher price per share of Common Stock that may be paid in the Offer) less the exercise price of such Warrant multiplied by (y) the number of shares of Common Stock for which such Warrant was exercisable immediately prior to the Effective Time, without interest. PSC shareholders who demand and fully perfect appraisal rights under New York Law may be entitled to receive, in connection with the Merger, cash for the fair value of their shares of Common Stock and Preferred Stock as determined pursuant to the procedures prescribed by New York Law. See
Section 12. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Securities in the Offer and the Merger are described in Section 5.

   Approval of the Merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Common Stock (including the right of the Preferred Stock to vote on an as-converted basis). Consequently, if Purchaser acquires pursuant to the Offer at least the number of shares of Common Stock, shares of Preferred Stock and Warrants (determined as if shares of Preferred Stock and Warrants have been converted into or exercised for shares of Common Stock) that, when added to Securities already owned by Parent, Purchaser and their subsidiaries, shall constitute two-thirds of the then outstanding shares of Common Stock on a fully diluted basis (including all shares of Common Stock issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights)), then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

   Under New York Law, if Purchaser acquires at least 90% of the outstanding shares of Common Stock and at least 90% of the outstanding shares of Preferred Stock, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of PSC's shareholders. In such event, Parent, Purchaser and PSC have agreed to take all necessary and appropriate action to cause the Merger to become effective.

   As an inducement to Parent and Purchaser to enter into the Merger Agreement, Parent, Purchaser and certain shareholders of PSC are parties to a Stockholders Agreement, dated as of June 5, 2000 (the "Stockholders Agreement"), pursuant to which such shareholders (i) agreed to tender their shares of Common Stock pursuant to the Offer and (ii) grant Parent and each of its officers an irrevocable proxy to vote such shares as Parent deems appropriate with respect to matters relating to the Merger Agreement and the transactions contemplated thereby. Such shareholders own either of record or beneficially shares of Common Stock representing approximately 6.47% of the shares of Common Stock outstanding on a fully diluted basis. The Stockholders Agreement is more fully described in Section 11.

   PSC has advised Purchaser that as of June 5, 2000, 12,034,866 shares of Common Stock and 110,000 shares of Preferred Stock were issued and outstanding. In addition, PSC has advised Parent that as of June 5, 2000, 3,033,104 shares of Common Stock are reserved for future issuance pursuant to, or upon exercise of, outstanding options, 1,375,000 shares of Common Stock are reserved for issuance upon the conversion of shares of Preferred Stock, and 1,155,000 shares of Common Stock are reserved for issuance upon the exercise of Warrants. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired shares of Common Stock, shares of Preferred Stock and Warrants that, after conversion of the Preferred Stock and exercise of the Warrants, would constitute 11,731,981 shares of Common Stock. If all shares of Preferred Stock are converted to shares of Common Stock, Purchaser could cause the Merger to become effective in accordance with New York Law, without a meeting of PSC's shareholders, if Purchaser acquired shares of Common Stock (including shares issued upon conversion of the Preferred Stock) and Warrants that, after exercise of the Warrants, would constitute 15,838,173 shares of Common Stock. If the Preferred Stock is not converted to Common Stock, Purchaser could cause the Merger to become effective without a meeting of PSC's shareholders if Purchaser acquires shares of Common Stock and Warrants that, after exercise of the Warrants, would constitute at least 14,600,673 shares of Common Stock, and also acquires at least 99,000 shares of Preferred Stock.

   The Offer is conditioned upon the fulfillment of the conditions described in
Section 13. The Offer will expire at 12:00 midnight, New York City time, on Monday, July 17, 2000, unless the Offer is extended.

   This Offer to Purchase and the related Letter of Transmittal contain important information which Securityholders should read carefully before they make any decision with respect to the Offer.

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered (and not withdrawn in accordance with the procedures described in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday, July 17, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case "Expiration Date" will mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

   The Offer is subject to the conditions described in Section 13, including the satisfaction of the Minimum Condition, the HSR Condition and the Financing Condition. Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any condition at its sole discretion. Purchaser also expressly reserves the right to increase the price per Security payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not decrease the price per Security payable in the Offer, reduce the maximum number of Securities to be purchased in the Offer or modify in any manner adverse to the Securityholders or add conditions to the Offer in addition to those described in Section 13.

   Under the Merger Agreement, Purchaser may, without the consent of PSC, extend the Offer in increments of no more than five business days each beyond the scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Securities for payment shall not be satisfied or waived, provided that Purchaser may not so extend the Offer for more than 10 business days in total if all of the conditions set forth in Section 13 other than the Financing Condition have been satisfied or waived. In addition, Purchaser may extend the Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Offer. Purchaser may also extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted if, as of such date, all of the conditions to Purchaser's obligations to accept Securities for payment are satisfied or waived, but the number of Securities validly tendered and not withdrawn pursuant to the Offer exceeds the Minimum Condition, but is less than 90% of the outstanding shares of Common Stock or 90% of the outstanding shares of Preferred Stock; provided, however, that if Purchaser extends the Offer pursuant to this sentence, notwithstanding anything to the contrary in the Merger Agreement, Purchaser's obligation to accept Securities for payment shall thereafter be conditioned only upon the satisfaction or waiver of (i) the Minimum Condition and (ii) the conditions set forth in clauses (b) (to the extent the applicable law is enacted, promulgated, amended, issued or deemed applicable on or after the date of such extension), (g) and (h) of Section 13. During any such extension, all Securities previously tendered shall remain subject to the Offer and subject to the right of a tendering Securityholder to withdraw such Securityholder's Securities. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Securities, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser providing oral or written notice of the extension to the Depositary.

   Purchaser will pay for all Securities validly tendered and not withdrawn promptly following the acceptance of Securities for payment pursuant to the Offer. Purchaser expressly reserves the right (but subject to the terms and conditions of the Merger Agreement and applicable rules of the SEC) (i) to delay payment for Securities in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay for the Securities or to return tendered Securities promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Securities not previously accepted for payment or paid for, if any of the conditions described in Section 13 have not been satisfied or waived, and (iii) to amend the Offer or to waive any conditions to the Offer in accordance with the provisions of the Merger Agreement, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

   Any such extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Securities being sought (which requires the consent of PSC), increases the consideration offered in the Offer, or decreases the consideration offered in the Offer (which requires the consent of PSC) and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Securities, Purchaser will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   PSC has provided Purchaser with its shareholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of PSC, for the purpose of disseminating the Offer to holders of Securities. Purchaser will mail this Offer to Purchase and the related Letter of Transmittal to record Securityholders whose names appear on PSC's shareholder list and Purchaser will furnish the materials, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Securities.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment all Securities validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Securities validly tendered and not withdrawn promptly following the acceptance of Securities for payment pursuant to the Offer. Subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser reserves the right to delay acceptance of or payment for Securities in order to comply with applicable laws. See Sections 1 and 14.

   In all cases, Purchaser will pay for Securities tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of
(i) the certificates evidencing such Securities (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Securities into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in
Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

   "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Securities that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Securities validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Securityholders whose Securities have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting the payments to validly tendering Securityholders. Under no circumstances will Purchaser pay interest on the purchase price for Securities regardless of any delay in making such payment.

   If Purchaser does not purchase any Securities pursuant to the Offer, or if Share Certificates are submitted evidencing more Securities than are tendered, Share Certificates representing unpurchased Securities will be returned, without expense to the tendering Securityholder (or, in the case of Securities tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure described in Section 3, the Securities will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Securities tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Securityholders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Securities.

   Valid Tender of Securities. In order for a Securityholder to validly tender Securities in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses described on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing the tendered Securities must be received by the Depositary at such address or the Securities must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message if the Securityholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering Securityholder must comply with the guaranteed delivery procedures described below.

   The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and sole risk of the Securityholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, Purchaser recommends registered mail with return receipt requested, including proper insurance. In all cases sufficient time to ensure timely delivery should be allowed.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Securities at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Securities by causing the Book-Entry Transfer Facility to transfer such Securities into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses described on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Securityholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Securities are tendered (i) by a registered Securityholder who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a Securityholder desires to tender Securities pursuant to the Offer and such Securityholder's Share Certificates evidencing such Securities are not immediately available or such Securityholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Securityholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Securities may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Securities, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form described in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Securities, or a Book-Entry Confirmation of the delivery of such Securities, and the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Securities of any particular Securityholder, whether or not similar defects or irregularities are waived in the case of other Securityholders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   A tender of Securities pursuant to any of the procedures described above will constitute the tendering Securityholder's acceptance of the terms and conditions of the Offer, as well as the tendering Securityholder's representation and warranty to Purchaser that (i) such Securityholder has the full power and authority to tender, sell, assign and transfer the tendered Securities (and any and all other Securities or other securities issued or issuable in respect of such Securities), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   The acceptance for payment by Purchaser of Securities pursuant to any of the procedures described above will constitute a binding agreement between the tendering Securityholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing the Letter of Transmittal as described above, a tendering Securityholder irrevocably appoints designees of Purchaser as such Securityholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner described in the Letter of Transmittal, to the full extent of such Securityholder's rights with respect to the Securities tendered by such Securityholder and accepted for payment by Purchaser (and with respect to any and all other Securities or other securities issued or issuable in respect of such Securities on or after June 5, 2000). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Securities for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Securityholder with respect to such Securities (and such other Securities and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Securityholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Securityholder as they in their sole discretion may deem proper at any annual or special meeting of PSC's shareholders or any adjournment or postponement, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon payment for such Securities, Purchaser must be able to exercise full voting rights with respect to such Securities (and such other Securities and securities).

   Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain Securityholders of the purchase price of Securities purchased pursuant to the Offer, each such Securityholder must provide the Depositary with such Securityholder's correct taxpayer identification number and certify that such Securityholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

4. Withdrawal Rights.

   Tenders of Securities made pursuant to the Offer are irrevocable except that such Securities may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, August 17, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering Securityholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses described on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered Securityholder, if different from that of the person who tendered such Securities. If Share Certificates evidencing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedure for book-entry transfer as described in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain U.S. Federal Income Tax Consequences.

   The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Securities are purchased pursuant to the Offer or whose Securities are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to Securityholders in whose hands Securities are capital assets (generally assets held for investment) and may not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Securities who are not citizens or residents of the United States of America.

   The tax discussion described below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each Securityholder should consult such Securityholder's own tax advisor to determine the applicability of the rules discussed to such Securityholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Securityholder will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Securities sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received. Such gain or loss generally will be capital gain or loss. Certain individual Securityholders will be subject to tax on the net amount of such gain at a maximum rate of 20% provided that the Securities were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Securityholders should consult their own tax advisors in this regard.

   Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a Securityholder (i) fails to furnish such Securityholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such Securityholder's correct number and that such Securityholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax. Certain persons, including corporations, non-U.S. persons and financial institutions, generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Securityholder should consult with such Securityholder's own tax advisor as to such Securityholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. Price Range of Securities; Dividends.

   The Common Stock is listed and principally traded on Nasdaq under the symbol "PSCX". The Preferred Stock and Warrants are not listed or admitted for trading on any securities exchange. The following table sets forth, for the quarters indicated, the high and low sales prices per share of Common Stock on Nasdaq as reported on the Dow Jones News Service. No dividends have been declared or paid on the Securities during the quarters indicated.

                           Price Range of Securities

                                                                  High    Low
                                                                 ------- ------
     1998:
       First Quarter............................................ $13.375 $9.125
       Second Quarter...........................................  12.250  8.625
       Third Quarter............................................   9.375  6.000
       Fourth Quarter...........................................  11.500  6.500

     1999:
       First Quarter............................................ $ 9.625 $7.375
       Second Quarter...........................................  10.750  7.625
       Third Quarter............................................  10.250  6.875
       Fourth Quarter...........................................   9.000  6.250

     2000:
       First Quarter............................................ $ 9.000 $4.250
       Second Quarter (Through June 16, 2000)................... $ 8.094 $3.500
                                                                 ------- ------

   On June 5, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported on Nasdaq was $6.06. On June 16, 2000, the last full trading day prior to the commencement of the Offer, the closing price per share of Common Stock as reported on Nasdaq was $7.969.

   Securityholders are urged to obtain a current market quotation for the Common Stock.

7. Possible Effects of the Offer on the Market for Securities, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

   Possible Effects of the Offer on the Market for the Securities. The purchase of Securities in the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of shares of Common Stock, which could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public. Purchaser cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the price to be paid in the Offer.

   Nasdaq Listing. Depending upon the number of Securities purchased pursuant to the Offer, the Common Stock may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Common Stock would not be eligible to be included for listing if, among other things, the number of shares of Common Stock publicly held falls below 100,000, the number of beneficial owners of Common Stock falls below 300 or the market value of such publicly held shares of Common Stock is not at least $200,000. If, as a result of the purchase of Securities pursuant to the Offer, the Merger or otherwise, the Common Stock no longer meets the requirements of Nasdaq for continued listing, the listing of the Common Stock will be discontinued. In such event, the market for the Common Stock would be adversely affected. In the event the Common Stock were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of holders of such Common Stock remaining at such time, the interest in maintaining a market in such Common Stock on the part of securities firms, the possible termination of registration of such Common Stock under the Exchange Act as described below and other factors.

   Purchaser intends to cause the delisting of the Common Stock by Nasdaq following consummation of the Offer.

   Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. The purchase of the Securities pursuant to the Offer may result in the Common Stock becoming eligible for deregistration under the Exchange Act. Such registration may be terminated upon application by PSC to the SEC if the Common Stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by PSC to PSC shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 13(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to PSC. In addition, "affiliates" of PSC and persons holding "restricted securities" of PSC may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Stock under the Exchange Act was terminated, the Common Stock would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause PSC to terminate the registration of the Common Stock under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Common Stock is currently a "margin security", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Stock might no longer constitute a "margin security" for purposes of the margin regulations of the Federal Reserve Board, in which event the Common Stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the Common Stock under the Exchange Act were terminated, the Common Stock would no longer constitute a "margin security".

8. Certain Information About PSC.

   The information concerning PSC contained in this Offer to Purchase, including financial information, has been furnished to Purchaser by PSC or has been taken from or based upon publicly available information. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of this information or for any failure by PSC to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   General. PSC is a New York corporation with its principal executive offices located at 675 Basket Road, Webster, New York 14580, and its telephone number is (716) 265-1600. PSC was incorporated in New York in 1969 under the name Photographic Sciences Corporation. On June 1, 1981, PSC made its initial public offering of common stock, which trades under the symbol "PSCX". PSC designs, manufactures and markets a broad line of laser and non-laser based handheld and fixed position bar code scanners, two-dimensional image readers, wireless portable data terminals, warehouse management software, bar code scan engines, verifiers and automated carton dimensioning systems for the worldwide Automatic Identification and Data Collection (AIDC) market. PSC's products are used to identify, capture, process and transmit data. PSC has developed products for AIDC at every stage of the product supply chain from raw material, manufacturing and warehousing, to logistics, transportation, inventory management and point-of-sale. PSC's products are used throughout the world in automated data collection solutions in the food, general retail, health care, manufacturing, warehousing, logistics, package handling and other industries.

   Certain Projected Financial Data of PSC. Prior to entering into the Merger Agreement, representatives of Parent and Purchaser conducted a due diligence review of PSC and in connection with such review received certain projections of PSC's future operating performance. PSC does not in the ordinary course publicly disclose projections, and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Purchaser. PSC has advised Parent and Purchaser that its internal financial forecasts (upon which these projections were partially based) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. PSC has also advised Purchaser and Parent that these projections were prepared by PSC's management based on numerous assumptions, including, among others, assumptions made by management with respect to the market for PSC's products, general business, economic, market and financial conditions and other matters, including effective tax rates, interest rates and amount of borrowings all of which are difficult to predict, many of which are beyond PSC's control, and none of which were subject to approval of Parent or Purchaser. Accordingly, no assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or any alterations Parent may make to PSC's operations or strategy after the consummation of the Offer. The information described below is presented for the limited purpose of giving Securityholders access to the material financial projections prepared by PSC's management that were made available to Purchaser and Parent in connection with the Merger Agreement and the Offer.

                                                            Projected for Years
                                                            Ending December 31:
                                                            --------------------
                                                             2000   2001   2002
                                                            ------ ------ ------
                                                               (in millions)
     Total Revenues........................................ $273.9 $274.7 $315.0
                                                            ====== ====== ======
     Gross Profit.......................................... $112.6 $116.9 $132.7
                                                            ====== ====== ======
     Operating Income...................................... $ 21.3 $ 19.6 $ 26.3

   Certain matters discussed herein, including but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions and also the information described above under "Certain Projected Financial Data of PSC". While presented with numerical specificity, these projections were not prepared by PSC in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of PSC. Accordingly, there can be no assurance that any of the projections will be realized, and the actual results for the years ending December 31, 2000, 2001 and 2002 may vary materially from those shown above.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither PSC's nor Purchaser's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the projections herein should not be regarded as an indication that any of Parent, Purchaser or PSC or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, Purchaser or PSC or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of PSC compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Available Information. PSC is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the SEC. Holders of Securities may read and copy any reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Securityholders may also obtain copies of these materials by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. PSC's SEC filings are also available on the Internet at http://www.sec.gov.

9. Certain Information About Purchaser and Parent.

   General. Parent and Purchaser are newly incorporated Delaware and New York corporations, respectively, organized in connection with the Offer and the Merger and have not carried on any activities other than in connection with the Offer and the Merger. Parent and Purchaser were formed by certain shareholders of Welch Allyn Data Collection, Inc. ("WADC") for the purpose of acquiring PSC. Shortly prior to the time that Purchaser will accept Securities for payment pursuant to the Offer, it is anticipated that Parent will acquire the outstanding capital stock of WADC in exchange for the issuance of capital stock of Parent. WADC is the successor to the Data Collection Division of Welch Allyn, Inc. which has been in existence since 1973. It acquired Hand Held Products, Inc. in September 1999.

   The principal offices of Parent and Purchaser are located at 4341 State Street, P.O. Box 220, Skaneateles Falls, New York 13153-0220, and the telephone number for both Parent and Purchaser is (315) 685-2949. Purchaser is a wholly owned subsidiary of Parent.

   Parent and Purchaser do not have any significant assets or liabilities nor do they engage in activities other than those incident to their formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Parent and Purchaser are newly formed and have minimal assets and capitalization and no operating history, no meaningful financial information regarding Parent or Purchaser is available.

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are described in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to their knowledge, any of the persons listed on Schedule I have during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase, (i) none of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Securities and (ii) none of Parent, Purchaser or, to their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Securities or any other equity securities of PSC during the past 60 days. Welch Allyn, Inc., an affiliate of WADC, owns one share of Common Stock. William Allyn, Chairman of the Board of Parent and Purchaser and President and Chief Executive Officer of Welch Allyn, Inc., owns 100 shares of Common Stock. Kevin R. Jost, President and a Director of Parent and Purchaser and President and Chief Operating Officer of WADC, owns 500 shares of Common Stock.

   Except as described in this Offer to Purchase, no material agreement, arrangement, understanding or relationship exists or is proposed between Parent, Purchaser, or, to their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase or any controlling persons of subsidiaries of Parent or Purchaser and PSC or any of its executive officers, directors, controlling persons or subsidiaries.

   Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of PSC, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, since June 5, 1998, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I hereto, has had any transaction with PSC or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as described in this Offer to Purchase, since June 5, 1998, there have been no negotiations, transactions or material contacts between any of Parent, Purchaser, or any of their respective subsidiaries or, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and PSC or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of PSC's securities, an election of PSC's directors or a sale or other transfer of a material amount of assets of PSC.

10. Financing of the Offer and the Merger.

   The Offer is subject to the Financing Condition. Parent estimates the total amount of funds required by Purchaser to purchase all of the outstanding Securities in the Offer and the Merger and to pay for the cancellation of employee stock options will be approximately $118,500,000. In addition to purchasing the outstanding Securities, it is anticipated that Parent will refinance approximately $131,800,000 of existing debt owed by PSC, and will also refinance approximately $5,400,000 of debt owed by WADC. The total amount of funds required to consummate the Offer and the Merger, to refinance the existing debt, to pay for the cancellation of employee stock options and to pay related fees and expenses is estimated to be approximately $265,700,000.

   Purchaser expects to obtain (i) $195,000,000 of such funds through a loan facility provided by various external sources, bearing a market interest rate (the "Debt Financing"), (ii) $65,000,000 of such funds by way of an equity investment in Parent by existing investors of WADC and other third party investors, which amount shall be invested in Purchaser by Parent, and (iii) $5,700,000 from cash on hand.

   On June 9, 2000, Parent and Purchaser received a commitment letter from The Chase Manhattan Bank and Chase Securities (collectively, "Chase") confirming Chase's commitment, subject to the fulfillment of the conditions set forth in such letter, to providing the Debt Financing. The commitment letter provides that Parent, Purchaser or WADC will borrow up to $75,000,000 under a 5 1/2 year revolving credit facility maturing on December 31, 2005 (the "Revolving Facility") and Parent, Purchaser or WADC will borrow $150,000,000 under a 5 1/2 year term loan facility (the "Term Facility") maturing on December 31, 2005. The commitment provides that the full amount of the Term Facility must be borrowed in a single drawing at the time the Securities are paid for pursuant to the Offer and that such Term Facility will mature on December 31, 2005, and will amortize in quarterly installments of periodically increasing amounts commencing on March 31, 2001 and ending on December 31, 2005. Interest on both the Revolving Facility and the Term Facility will be charged at (i) either (a) a eurodollar rate in respect of Eurodollar loans (a "Eurodollar Loan"), or (b) the higher of (1) The Chase Manhattan Bank's prime rate and (2) the federal funds effective rate from time to time plus 0.5%, plus (ii) an applicable margin of (a) initially for 90 days, 2.25% per annum in the case of a Eurodollar Loan and (b) thereafter, a percentage determined in accordance with the pricing grid attached to the commitment letter. The Surviving Corporation will use funds generated from its operations to repay its obligations under the Debt Financing.

   Purchaser can and will only use up to $45,000,000 of the Revolving Facility for the purposes of acquiring Securities and options pursuant to the Offer and the Merger. The remainder of the Revolving Facility is to be used for ongoing working capital needs and general corporate purposes by the Surviving Corporation.

   The obligations of the borrower under the Revolving Facility and Term Facility will be unconditionally guaranteed by each direct and indirect domestic subsidiary of Parent (including, after the Merger and the anticipated acquisition of the capital stock of WADC, WADC and the Surviving Corporation). The obligations will be fully secured by a first priority lien in all the tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of Parent, Purchaser and WADC and each of their direct and indirect domestic subsidiaries and 65% of the first-tier foreign subsidiaries of Parent, the Surviving Corporation and WADC and their subsidiaries) of Parent, the Surviving Corporation and WADC and each of their direct and indirect domestic subsidiaries.

   Chase's commitment under its commitment letter is subject to the following conditions: (a) no material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of WADC or PSC and their respective subsidiaries, since December 31, 1999, shall have occurred or be known to Chase; (b) Chase shall not become aware of any information affecting WADC or PSC and their respective subsidiaries or the Offer or Merger that is inconsistent in a material adverse manner with any information disclosed prior to June 9, 2000; (c) a material disruption of or material adverse change in financial, banking or capital market conditions that could materially impair the syndication shall not have occurred; (d) Chase shall be satisfied that there is no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent, Purchaser and WADC or any of their respective subsidiaries; (e) the negotiation, execution and delivery on or before August 31, 2000 of definitive documentation with respect to the Revolving Facility and Term Facility to the satisfaction of Chase and its counsel; (f) Chase's satisfaction as to the structure of the Merger and other transactions and all related tax, legal, ERISA, environmental and accounting matters; (g) Chase shall have received and be satisfied with the unaudited interim consolidated financial statements of WADC and PSC for each fiscal month after the most recent 2000 fiscal quarter for which financial statements are available, and projections of Parent and its subsidiaries (including WADC, PSC and their respective subsidiaries) for fiscal years 2000-2006; and (h) Chase Securities Inc. shall be afforded a reasonable period to syndicate the Revolving Facility and the Term Facility.

   The Debt Financing will be subject to the satisfaction of the following conditions prior to August 31, 2000: (a) each of Parent, Purchaser, WADC, PSC and their respective subsidiaries shall have executed and delivered satisfactory definitive financing documentation with respect to the Revolving Facility and Term Facility; (b) the borrower shall have received at least $66,000,000 of new equity issued to investors acceptable to Chase; (c) Parent, Purchaser and PSC shall have entered into the Merger Agreement and Chase shall be satisfied with the terms of the Offer and the related transactions; (d) the sources and funds for the transactions shall be as set forth on Schedule I to the commitment letter and Parent's expenses and fees shall not exceed $10,500,000; (e) there shall be no outstanding debt of Parent and its subsidiaries as of the closing date other than the Revolving Facility and the Term Facility; (f) Chase shall be satisfied that no material adverse change shall have occurred in the business, operations, properties, assets, financial condition or prospects of WADC and PSC and their respective subsidiaries; (g) all material governmental and third party approvals and consents (including HSR
Act) shall have been obtained; (h) there shall be no pending or threatened litigation or proceeding affecting or relating to the Merger or the Offer or the financing thereof that could have a material adverse effect on the business or result in the Merger being enjoined; (i) the consummation of the Merger and the Offer and the financing thereof shall not violate any applicable law, statute, rule or regulation, or conflict with or result in a default under any material agreement of Parent and its subsidiaries (including WADC and PSC and their respective subsidiaries); (j) Chase shall have received certain audited and unaudited consolidated financial statements of WADC and PSC for the past three years and unaudited consolidated financial statements for each fiscal month after the most recent 2000 fiscal quarter for which financial statements are available for WADC and PSC, a satisfactory pro forma consolidated balance sheet of Parent and satisfactory projections of Parent and its subsidiaries for fiscal years 2000-2006; (k) Chase shall have received the results of a recent lien search in each relevant jurisdiction with respect to Parent and its subsidiaries, and such search shall reveal no liens on any of their respective assets; (l) Chase shall have received documentation relating to liens on real property of Parent and its subsidiaries contemplated to be provided in respect of the Revolving Facility and the Term Facility; (m) Chase shall have received a satisfactory certification from the Chief Financial Officer of the borrower as to the solvency of Parent, Purchaser or WADC and their subsidiaries; (n) Chase shall be satisfied with the environmental liabilities to which Parent and its subsidiaries may be subject after the Merger and, if necessary, has received satisfactory environmental assessments with respect to real property owned or leased by Parent and its subsidiaries; (o) Chase shall have received such legal opinions, documents and other instruments as are customary for transactions of this type; and (p) Chase shall have received all fees and expenses required to be paid.

   The making of each extension of credit will be conditioned upon the accuracy of all representations and warranties in the credit documentation and there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

   Neither Parent nor Purchaser is aware of any development that will make obtaining the proceeds less likely than it was at the time of such commitment. Except as described in this Offer to Purchaser, Parent and Purchaser have no alternative financing plans with respect to the Offer.

   The foregoing summary of the commitment letter, Revolving Facility and Term Facility is qualified in its entirety by reference to the commitment letter which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Schedule TO filed by Parent and Purchaser with the SEC in connection with the Offer. The commitment letter may be examined and copies may be obtained at the places described in Section 8.

11. Background of the Offer; Contacts with PSC; the Merger Agreement; Other Agreements.

 Background of the Offer; Contacts with PSC

   The business relationship between WADC and PSC began in 1981 when WADC entered into a relationship with PSC to design and manufacture bar code verification products for PSC. In 1989, WADC and PSC entered into additional agreements whereby WADC exclusively engineered and manufactured and PSC exclusively sold and marketed the bar code verification products. Also, WADC and PSC entered into a cross license agreement whereby WADC licensed certain intellectual property for use in its products and PSC licensed certain intellectual property for use in its products. From 1985 to 1996, WADC purchased laser-based bar code products from PSC on an original equipment manufacturer basis for resale under the WADC name. WADC also has sold and continues to sell to PSC other bar code products. Under these agreements, WADC received payments from PSC in an aggregate amount of approximately $1.8 million and $1.6 million during the years ended December 31, 1998 and 1999, respectively.

   On February 23, 1999, WADC and PSC entered into a Non-Disclosure Agreement so that discussions of a possible strategic relationship between the companies could commence.

   On March 5, 1999, executives of WADC and PSC met and undertook general discussion of each other's business, including whether there might be opportunities to work together on product development and other strategic initiatives. The executives made brief mention of potential combination structures.

   On August 26, 1999 William F. Allyn, Chief Executive Officer, Kevin R. Jost, President and Chief Operating Officer and Joseph M. Hennigan, Chief Financial Officer of WADC, met with Robert Strandberg, Chief Executive Officer and President of PSC, in Seneca Falls, New York to introduce and discuss the possibility of WADC acquiring PSC.

   On September 24, 1999, representatives of Chase Securities and Messrs. Jost and Hennigan met with William J. Woodard, Chief Financial Officer of PSC, to discuss a possible combination of WADC and PSC.

   On October 5, 1999, Messrs. Allyn and Hennigan and Miles Smith, Jr. met with Mr. Strandberg to discuss a possible combination between PSC and WADC. These discussions were a continuation of the September 24, 1999 meeting with Mr. Woodard.

   On or about October 6, 1999, WADC and Chase Securities entered into an agreement appointing Chase Securities as WADC's exclusive financial advisor with respect to a possible business combination with PSC. WADC discussed with Chase Securities the information provided by PSC during the initial discussions.

   On October 12, 1999, Messrs. Jost and Strandberg held a telephone conference call to discuss the potential synergies of the combination of the two companies.

   On or about October 15, 1999, directors and officers of WADC met with Robert Ehrlich, Chairman of the Board of PSC, and Mr. Strandberg to discuss the combination of the companies. The discussions focused on the potential acquisition of WADC by PSC.

   On October 20, 1999 and again on October 22, 1999 Messrs. Allyn, Jost, Hennigan, Peter Soderberg, Lew Allyn, Tom Wood and Kevin Cahill, executives of Welch Allyn, Inc. met to discuss a potential combination.

   On October 26, 1999, Messrs. Strandberg and Ehrlich met with Messrs. Allyn, Smith, Hennigan and Jost to discuss the potential acquisition of WADC by PSC.

   On November 2, 1999, Mr. Hennigan met with counsel from Shearman & Sterling to outline potential terms and conditions of the combination.

   On November 4, 1999, Mr. Hennigan, in a telephone conference call with Mr. Strandberg, discussed issues and timing of a potential combination.

   On November 15, 1999, financial executives of both companies met to discuss potential synergies, issues and aspects of a potential combination. These executives met again on December 2, 1999 to further discuss the same issues with regard to the combined company.

   On December 16, 1999, the parties entered into an exclusivity agreement and a confidentiality agreement in order to proceed with the exchange of information necessary to conduct due diligence regarding the potential combination.

   On or about December 15, 1999, directors and executives of WADC met with Messrs. Strandberg and Ehrlich to negotiate terms of PSC acquiring WADC.

   During the month of January 2000, representatives of each of WADC and PSC conducted due diligence on the information that was requested from the other party. The information requested related to sales forecasts, fixed costs, operating margins, balance sheet data, product development programs, legal and other business records.

   On January 19, 2000, the parties entered into a confidentiality and non-waiver agreement in order to proceed with the further exchange of specific information necessary to conduct due diligence regarding the potential combination.

   On January 31 and February 1, 2000, Messrs. Jost and Hennigan met with Messrs. Strandberg and Woodard. Each team made presentations on its general product development programs, sales channels and marketing and business plans.

   On February 4, 2000, Messrs. Allyn, Jost and Hennigan met to discuss the strategic rationale and potential synergies of the proposed acquisition. The executives shared their views of the rationale in support of the proposed combination.

   On February 15, 2000, the exclusivity agreement between PSC and WADC dated December 16, 1999, expired.

   On February 23, 2000, directors and executives of WADC met with Messrs. Ehrlich and Strandberg. At this meeting, the executives began a dialogue on a possible purchase of PSC by WADC rather than a purchase of WADC by PSC. The parties discussed various proposals and could not agree on a price per share of Common Stock for PSC.

   During the balance of February 2000, Messrs. Hennigan and Woodard conducted various telephone conferences to further their discussions on the terms and price per share of a possible acquisition of PSC. Some of these conference calls included Messrs. Ehrlich and Strandberg.

   On April 6, 2000, the executive teams from both parties met at PSC's Eugene, Oregon facility to conduct on-site due diligence regarding PSC's operations, forecasts, product development plans, overall cost structure, manufacturing operations, management teams and competencies. The parties also entered into a supplementary confidentiality and non-waiver agreement in order to continue with the exchange of specific information necessary to conduct due diligence regarding the potential combination.

   During the month of April 2000, there were various meetings with executives to discuss integration planning issues. These integration planning issues were also discussed among executives of both companies at meetings held on May 2, 3, 5 and 24, 2000.

   On or about May 1, 2000, the parties reached a preliminary agreement to continue negotiation of a proposed transaction in which WADC would acquire PSC. This was subject to certain contingencies, including negotiation and execution of the Merger Agreement, execution of the Stockholders Agreement and receipt by WADC of certain opinions of counsel regarding PSC's intellectual property. Following such preliminary agreement, certain shareholders of WADC determined that the acquisition of PSC should be accomplished through a newly formed affiliate of WADC, namely Parent and Purchaser.

   Between May 15, 2000 and June 5, 2000, WADC, PSC and their respective outside counsel held a number of conference telephone calls and meetings to discuss and negotiate the key terms of the Merger Agreement and the Stockholders Agreement.

   On May 18, 19 and 26, 2000, Messrs. Hennigan and Woodard met with various banking institutions to discuss the necessary financing to complete the proposed acquisition.

   Between May 15 and June 1, 2000, WADC management met with various key employees of PSC to discuss their intentions to be employed by the combined company. Management teams of both parties met to further discuss organizational structure and combination issues.

   On June 4, 2000, the WADC Board of Directors met for final consideration of the acquisition. The WADC Board reviewed: (i) PSC's business plan, (ii) WADC's financial models, (iii) potential business synergies to be realized by combining the respective business of PSC and WADC, (iv) the presentation prepared by Chase Securities and (v) a summary of the essential terms of the Merger Agreement and the Stockholders Agreement.

   On June 5, 2000, the PSC Board, based in part on (i) the recommendation of the Special Committee of the Board and (ii) a presentation given and a fairness opinion rendered by Raymond James, resolved to approve and authorize the execution and delivery of the Merger Agreement. The Merger Agreement was executed after the close of business on June 5, 2000. On June 6, 2000, prior to the opening of the United States securities markets, PSC issued a press release announcing the execution of the Merger Agreement and the cash tender offer contemplated thereby.

 The Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places described in Section 8. Defined terms used herein and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

   The Offer. The Merger Agreement provides that Purchaser shall commence the Offer as promptly as reasonably practicable, but in no event later than ten business days after the date of the Merger Agreement. Purchaser's obligation to accept for payment Securities tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the HSR Condition, the Financing Condition and certain other conditions that are described in Section 13 hereof. Purchaser expressly reserves the right to waive any such conditions, to increase the price per Security to be paid in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser has agreed that no change in the Offer may be made which decreases the price payable for the Securities in the Offer, which reduces the maximum number of Securities to be purchased in the Offer or which imposes conditions to the Offer in addition to those described in Section 13, and Purchaser shall not, without the consent of PSC, waive or change the Minimum Condition, change the scheduled expiration date (except as provided in the next sentence), or change the form of consideration payable in the Offer. Under the Merger Agreement Purchaser may, without the consent of PSC: (i) extend the Offer in increments of no more than five business days each beyond the scheduled expiration date, which shall initially be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Securities for payment shall not be satisfied or waived, provided that the Purchaser may not extend the Offer pursuant to this clause (i) for more than 10 business days in total if all of the conditions set forth in Section 13 other than the Financing Condition have been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer; or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Securities for payment are satisfied or waived, but the number of Securities validly tendered and not withdrawn pursuant to the Offer exceeds the Minimum Condition, but less than 90% of the outstanding shares of Common Stock or 90% of the outstanding shares of Preferred Stock; provided, however, that if Purchaser extends the Offer pursuant to this clause (iii), notwithstanding anything to the contrary in the Merger Agreement, Purchaser's obligation to accept Securities for payment shall thereafter be conditioned only upon the satisfaction or waiver of (x) the Minimum Condition and (y) the conditions set forth in clauses (iv)(b) (to the extent the applicable law is enacted, promulgated, amended, issued or deemed applicable on or after the date of such extension), (g) and (h) of the first paragraph of Section 13. During any such extension, all Securities previously tendered shall remain subject to the Offer and subject to the right of a tendering securityholder to withdraw such holder's Securities.

   Purchaser will pay for all Securities validly tendered and not withdrawn promptly following the acceptance of Securities for payment pursuant to the Offer, subject to the applicable rules of the SEC, the terms and conditions of the Offer and compliance by Purchaser with applicable laws. Prior to or within one business day following the expiration of the Offer, Parent will provide or cause to be provided to Purchaser the funds necessary to purchase any Securities that Purchaser becomes obligated to purchase in the Offer.

   The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into PSC. As a result of the Merger, the separate corporate existence of Purchaser will cease and PSC will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. At the Effective Time, (i) each share of Common Stock that remains issued and outstanding (other than Dissenting Shares (see section entitled Appraisal Rights) or shares of Common Stock held by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or PSC or in the treasury of PSC) will be canceled and converted automatically into the right to receive $8.45,
(ii) each share of Preferred Stock that remains issued and outstanding (other than Dissenting Shares or shares of Preferred Stock held by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or PSC or in the treasury of PSC) will be canceled and converted automatically into the right to receive $105.625, and (iii) any Warrants outstanding as of the Effective Time shall remain outstanding until the earlier of their exercise or expiration pursuant to their terms thereof, and after the Effective Time each holder of a Warrant shall be entitled to receive an amount in cash equal to the product of
(x) $8.45 less the exercise price of such Warrant multiplied by (y) the number of shares of Common Stock for which such Warrant was exercisable immediately prior to the Effective Time.

   Pursuant to the Merger Agreement, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of PSC immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Until subsequently amended, unless otherwise determined by Parent, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

   Company Stock Plans and Company Stock Options. Effective as of the Effective Time, PSC will take all necessary action to terminate its Company Stock Plans and to cancel each Company Stock Option that is outstanding, vested and unexercised as of that date. Each holder of a vested Company Stock Option that is outstanding and unexercised at the Effective Time will be entitled to receive immediately after the Effective Time an amount in cash equal to the excess, if any, of (x) $8.45 over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Common Stock subject to such vested Company Stock Option. Company Stock Options that are not vested at Effective Time will be cashed out at the price described in the preceding sentence, immediately after the date or dates on which such options become vested, subject to various conditions.

   Appraisal Rights. Shares of Common Stock and Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has the right to receive payment of the fair value of such holder's shares pursuant to
Section 910 of New York Law and has complied with the provisions of Section 623 of New York Law ("Dissenting Shares") will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. PSC will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any demands received by PSC for appraisal of shares of Common Stock or Preferred Stock.

   Shareholders' Meeting. Pursuant to the Merger Agreement, PSC will, if required by applicable law in order to consummate the Merger, and in accordance with applicable law and PSC's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following acceptance for payment of Securities in the Offer for the purpose of considering and taking action on the Merger Agreement and the related transactions (the "Shareholders' Meeting").

   Proxy Statement. The Merger Agreement provides that PSC will, if approval of PSC's shareholders is required by applicable law to consummate the Merger, as promptly as practicable following acceptance for payment of Securities pursuant to the Offer, file a Proxy Statement with respect to the Shareholders' Meeting with the SEC under the Exchange Act, and PSC, Parent and Purchaser will use their reasonable efforts to have the Proxy Statement cleared by the SEC. Except as required by the fiduciary duties of the Board, PSC has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Parent or Purchaser, the recommendation of the Board that the shareholders of PSC approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its reasonable efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Securities then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that, in the event that Purchaser acquires at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock, Parent, Purchaser and PSC will take all necessary and appropriate action to cause the Merger to become effective, in accordance with New York Law, as promptly as reasonably practicable after such acquisition, without a meeting of PSC's shareholders.

   Conduct of Business by PSC Pending the Merger. Pursuant to the Merger Agreement, PSC has agreed that, between the date of the Merger Agreement and the earliest to occur of (i) the date of termination of the Merger Agreement,
(ii) the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or (iii) the Effective Time (except as disclosed in the Merger Agreement), unless Parent and Purchaser otherwise agree in writing, the businesses of PSC and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and PSC and the Subsidiaries will not take any material action except in, the ordinary course of business and in a manner consistent with past practice; and PSC will use all reasonable efforts to preserve substantially intact the business organization of PSC and the Subsidiaries, to keep available the services of the current officers, employees and consultants of PSC and the Subsidiaries and to preserve the current relationships of PSC and the Subsidiaries with customers, suppliers and other persons with which PSC or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated in the Merger Agreement, neither PSC nor any Subsidiary will, between the date of the Merger Agreement and the earliest to occur of the (i) date of termination of the Merger Agreement, (ii) the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or (iii) the Effective Time, directly or indirectly, do, or propose to do, any of the following, without Parent's and Purchaser's prior written consent, which consent will not be unreasonably withheld: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (1) any shares of any class of capital stock of PSC or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of PSC or any Subsidiary (except for (A) the issuance of Common Stock pursuant to the 1995 Employee Stock Purchase Plan and the Directors Compensation Plan, (B) the issuance of up to 4,809,673 shares of Common Stock upon exercise of stock options and warrants outstanding on the date of the Merger Agreement (C) the issuance of stock options, to employees hired subsequent to the date of the Merger Agreement, exercisable for up to 50,000 shares of Common Stock under PSC's 1994 Stock Option Plan, (D) the issuance of up to 1,375,000 shares of Common Stock upon the conversion of the Preferred Stock and (E) transactions between PSC and any Subsidiary or between Subsidiaries) or (2) any assets of PSC or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that wholly owned subsidiaries of PSC may declare, set aside, make and pay dividends and other distributions on their capital stock; (d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice and except in the fulfillment of contracts in existence on the date of the Merger Agreement, including Material Contracts, or entered into after the date of the Merger Agreement without violation of any other provision of the Merger Agreement, (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, (3) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (4) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000 for PSC and the Subsidiaries taken as a whole, or (5) enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this subsection (e); (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of PSC or any Subsidiary who are not directors, officers or key employees of PSC or any Subsidiary or increases required under the Plans, or grant any severance or termination pay (except to the extent required under Plans), or enter into any employment or severance agreement with, any director, officer or other employee of PSC or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except in each such case in the ordinary course of business and consistent with past practices with respect to employees who are not directors, officers or key employees of PSC or any Subsidiary; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of PSC and its subsidiaries for the quarter ending March 31, 2000 or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of PSC's or any Subsidiary's rights thereunder and except as permitted by subclause (k) below; (k) commence or settle any material Action, except such Actions as have been specified pursuant to the Merger Agreement; or
(l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   PSC Board Representation. The Merger Agreement provides that, promptly upon the purchase of Securities pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded to the nearest whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of shares of Common Stock then outstanding (provided that such number of directors shall be reduced in order to accommodate the Continuing Directors (as defined below), but not below such number as would constitute a majority of the whole Board, determined as if there are no vacancies on the Board), and PSC will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of PSC, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, PSC will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, Parent, Purchaser and PSC shall cause three members of the Board to be persons who were members of the Board as of the date of the Merger Agreement (or who were nominated by such members) (the "Continuing Directors"), so long as there are at least three such persons who are willing to serve as Continuing Directors. Parent, Purchaser and PSC will cause the Continuing Directors to constitute the same percentage as they constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law. Following the election of designees of Purchaser and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of PSC, any termination of the Merger Agreement by PSC, any extension by PSC of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of PSC's rights under the Merger Agreement, will require the concurrence of a majority of the Continuing Directors or their appointees.

   Access to Information. Pursuant to the Merger Agreement, until the Effective Time, PSC will, and will cause the Subsidiaries and the officers, directors, employees, auditors and agents of PSC and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger and the transactions contemplated by the Merger Agreement complete access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of PSC and each Subsidiary, and will furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger and the transactions contemplated by the Merger Agreement with such financial, operating and other data and information as Parent and Purchaser, through their officers, employees or agents, may reasonably request; provided, however that PSC, Parent and Purchaser will use reasonable efforts to limit the access in such a way so as to not unreasonably disrupt the operations of the business of PSC and the Subsidiaries; and provided, further, that PSC will have no obligation under this section with regard to the director elected by the holders of the Preferred Stock voting separately as a class (the "Preferred Director").

   No Solicitation of Transactions. Prior to the earlier to occur of the date of termination of the Merger Agreement or the Effective Time, PSC has agreed that neither it nor any Subsidiary will, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as defined below) (ii) participate in any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (iii) furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or knowingly encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that PSC may, to the extent necessary to act in a manner consistent with the fiduciary duties of the Board, as determined in good faith by the Board after receiving the advice of outside counsel, in response to an Acquisition Proposal that was not solicited by PSC and that the Board determines, in good faith after receiving the advice of outside counsel and a financial advisor of recognized reputation, is reasonably likely to lead to a Superior Proposal (as defined below), and subject to and in compliance with the notification provisions set out below, (a) furnish information with respect to PSC and the Subsidiaries to the person making such Acquisition Proposal and its officers, employees and agents and persons providing or proposing to provide it with financing for the Acquisition Proposal pursuant to a customary confidentiality agreement with terms no less favorable to PSC than those set forth in the confidentiality agreements entered into with WADC and (b) participate in discussions or negotiations with such persons regarding such Acquisition Proposal; and provided, further, that PSC shall not be considered to be in breach of this section by virtue of any actions of the Preferred Director contrary to this provision, if PSC has informed all directors of their duties pursuant to the Merger Agreement.

   Neither the Board nor any committee of the Board shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement pursuant to subsection (a) of the foregoing paragraph). In the event that, prior to the time of acceptance for payment of Securities pursuant to the Offer, the Board determines in good faith that it is necessary to act in a manner consistent with its fiduciary duties under applicable law after receiving the advice of outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement in order to accept a Superior Proposal.

   The Merger Agreement requires PSC to, and to direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing as of June 5, 2000 with respect to any Acquisition Proposal; provided, however, that PSC shall not be considered to be in breach of this section by virtue of any actions by the Preferred Director contrary to the terms of this provision if PSC has informed all directors of their duties under the Merger Agreement.

   The Merger Agreement requires PSC to advise Parent orally (within one business day) and in writing (as promptly as practicable afterwards) of: (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

   PSC has agreed, except as necessary to act in a manner consistent with the Board's fiduciary duties under applicable law after having received the advice of outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which PSC is a party.

   Nothing contained in the Merger Agreement shall prohibit PSC from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to its shareholders.

   "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of PSC and the Subsidiaries, taken as a whole; or (b) securities constituting over 20% of the outstanding shares of Common Stock on a fully diluted basis; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning securities constituting over 20% of the outstanding shares of Common Stock on a fully diluted basis; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSC or any Subsidiary and any other person other than PSC or any Subsidiary, other than the transactions contemplated by the Merger Agreement.

   "Superior Proposal" means any Acquisition Proposal which the Board determines, in its good faith judgment (after having received the advice of Raymond James or another financial advisor of recognized reputation), to be more favorable to PSC's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed, subject to customary financing conditions.

   Employee Benefits Matters. Parent agrees to cause PSC and the Subsidiaries and the Surviving Corporation and its subsidiaries, as the case may be, to maintain from the earlier of the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board and the Effective Time to the first anniversary of the Effective Time, the Plans as in effect on the date of the Merger Agreement or to provide benefits to each current employee of PSC and the Subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of the Merger Agreement. From and after the earlier of the date directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board and the Effective Time, Parent will cause PSC and the Subsidiaries and the Surviving Corporation and its subsidiaries, as the case may be, to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of PSC and the Subsidiaries as in effect on June 5, 2000 and as disclosed pursuant to the Merger Agreement, that are applicable to any current or former employees or directors of PSC or any Subsidiary, including any change of control provisions. Employees of PSC or any Subsidiary will receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with PSC or any Subsidiary; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit. Parent and the Surviving Corporation will, after the Effective Time, have the right to amend or terminate, in a manner consistent with the Merger Agreement, any employee benefit plan or policy which is maintained by PSC or any Subsidiary immediately prior to the Effective Time, and nothing in the Merger Agreement will require Parent or the Surviving Corporation to maintain any equity program for employees of PSC or any Subsidiary which is comparable to the equity programs maintained for such employees immediately prior to the Effective Time.

   Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article V of the By-laws of PSC, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of PSC, unless such modification will be required by law. For a period of at least six years after the Effective Time, Parent will cause the Certificate of Incorporation of the Surviving Corporation to continue to include a provision substantially similar to Article 7 of the Restated Certificate of Incorporation of PSC for the benefit of all directors of PSC prior to the Effective Time.

   The Merger Agreement provides that Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, to indemnify and hold harmless each present and former director, officer or employee of PSC or any Subsidiary, and each executor or administrator of any of the foregoing (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (ii) otherwise with respect to claims arising from any acts, omissions or events occurring at or prior to the Effective Time, to the same extent as provided in PSC's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after June 5, 2000. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation,
(ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that none of PSC, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

   The Surviving Corporation will maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by PSC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 150% of the highest annual premium paid in any prior year by PSC or the Surviving Corporation for such insurance (which annual premium PSC represented to be $218,750 as of the date of the Merger Agreement); provided, however, that if the premium for such coverage exceeds such amount, the Surviving Corporation will purchase a policy with the greatest coverage available for such amount.

   Parent and the Surviving Corporation will honor and fulfill in all respects the obligations of PSC pursuant to indemnification agreements with PSC's directors and officers existing at or before the Effective Time and disclosed in the Merger Agreement.

   It has also been agreed that in the event PSC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of PSC or the Surviving Corporation, as the case may be, or at Parent's option, Parent will assume the foregoing indemnity obligations

   Further Action; Reasonable Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of PSC, Parent and Purchaser will (i) make promptly and in any event within five business days after June 5, 2000, its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger Agreement or the transactions contemplated thereby and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, and the transactions contemplated in the Merger Agreement, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with PSC and the Subsidiaries as are necessary for the consummation of the Merger and the transactions contemplated in the Merger Agreement and to fulfill the conditions to the Offer and the Merger; provided that neither Parent nor Purchaser will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Parent, Purchaser, PSC or any of their respective subsidiaries or (ii) limits Parent's and Purchaser's freedom of action with respect to, or its ability to retain, PSC and the Subsidiaries or any portion thereof or any of Parent's or Purchaser's or their affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

   The Merger Agreement also provides that each of PSC, Parent and Purchaser will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated in the Merger Agreement including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

   Representations and Warranties. Pursuant to the Merger Agreement, PSC has made various customary representations and warranties to Parent and Purchaser with respect to its organization and qualification, capitalization, authority, absence of conflicts, required filing and consents, permits and compliance, SEC filings, the absence of certain changes, events or litigation, employee benefit plans and other labor and employment matters, the offer documents, including
Schedule 14D-9 and Proxy Statement, property and leases, intellectual property, Year 2000 compliance, taxes, environmental matters, amendment to the Rights Agreements, Material Contracts, insurance and brokers. Parent and Purchaser have made various customary representations and warranties to PSC with respect to corporate organization, authority, absence of conflicts, required filings and consents, financing, SEC filings, the Offer documents and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions: (i) if and to the extent required by New York Law, the Merger Agreement and the transactions contemplated in the Merger Agreement will have been adopted by the affirmative vote of the shareholders of PSC; (ii) any waiting period (and any extension) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (iii) no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Securities by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger and the transactions contemplated by the Merger Agreement; and (iv) Purchaser or its permitted assignee will have purchased all Securities validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Securities validly tendered and not withdrawn pursuant to the Offer.

   Termination. The Merger Agreement provides that it may be terminated and the Merger and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of the Merger Agreement and the transactions contemplated in the Merger Agreement by the shareholders of PSC (i) by mutual written consent of each of Parent, Purchaser and PSC duly authorized by the Boards of Directors of Parent, Purchaser and PSC; (ii) by either Parent, Purchaser or PSC if (a) the Effective Time will not have occurred on or before December 31, 2000; provided, however, that the right to terminate the Merger Agreement under this subsection (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and provided further that the Merger Agreement may not be terminated under (ii) (a) after Purchaser accepts Securities for payment pursuant to the Offer, or (b) any Governmental Authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger or the transactions contemplated in the Merger Agreement; or (iii) by Parent if (a) due to an occurrence or circumstance that is continuing and results in a failure to satisfy any condition described in Section 13 hereto (but, if Parent will have extended the Offer pursuant to subsection (iii) of the section entitled The Offer, due only to the failure to satisfy any of the conditions described in subsections (iv)(b) (to the extent the applicable Law is enacted, promulgated, amended, issued or deemed applicable on or after the date of such extension),
(g) or (h) of Section 13), Purchaser will have (1) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Securities for payment thereunder or (3) failed to accept Securities for payment pursuant to the Offer within 30 days (plus such number of business days as the Offer has been validly extended) following the commencement of the Offer, unless such action or inaction under 1, 2 or 3 will have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (b) prior to the acceptance for payment of Securities pursuant to the Offer, the Board or any committee will have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or will have recommended or approved any Acquisition Proposal, or will have resolved to do any of the foregoing; or (iv) by PSC, upon approval of the Board, if (a) Purchaser will have (1) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Securities for payment thereunder or (3) failed to accept Securities for payment pursuant to the Offer within 30 days (plus such number of business days as the Offer shall have been validly extended pursuant to the Merger Agreement) following the commencement of the Offer, unless such action or inaction under (1), (2) or (3) will have been caused by or resulted from the failure of PSC to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by PSC of any of its material representations or warranties contained in the Merger Agreement or (b) prior to the acceptance for payment of Securities pursuant to the Offer, the Board or any committee of the Board will have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction, or will have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing in accordance with the Merger Agreement, (c) Parent or Purchaser breaches or fails to perform in any material respect any of their material representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 20 business days after the giving of written notice to Purchaser of such breach or (d) Purchaser fails to obtain a commitment on customary terms and conditions from a responsible financial institution within four business days after the date of the Merger Agreement to provide senior debt financing for the Transactions (which Purchaser has satisfied by obtaining the commitment letter).

   Effect of Termination. In the event of the termination of the Merger Agreement in accordance with the termination provisions described above, the Merger Agreement will forthwith become void, and there will be no liability on the part of any party thereto, except (i) as described below under the subsection entitled Fees and Expenses and (ii) nothing in the Merger Agreement will relieve any party from liability for any breach prior to the date of such termination, provided, however, that the confidentiality agreements between PSC and WADC will survive any termination of the Merger Agreement.

   Fees and Expenses. In the event that the Merger Agreement is terminated pursuant to (i) provisions (iii)(b) or (iv)(b) outlined under Termination above or (ii) provisions (ii) or (iii)(a) outlined under Termination above to the extent that termination, the failure to commence or failure to accept any Securities for payment, as set forth in such provisions (ii) or (iii)(a), as the case may be, relates to (a) the intentional failure of PSC to perform, in any material respect, the covenants outlined above under Conduct of Business by PSC Pending the Merger, or (b) the failure of PSC to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement other than those outlined under Conduct of Business by PSC Pending the Merger, or (c) the material intentional breach by PSC of any of its material representations or warranties contained in the Merger Agreement, then, in any such event, PSC will pay Parent promptly (but in no event later than one business day after termination) a fee of $3 million (the "Fee") and PSC will reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses (defined below) of Parent and Purchaser, which amount will be payable in immediately available funds. In the event that the Merger Agreement is terminated pursuant to the provisions described in (ii), (iii)(a) or (iv)(a) outlined under Termination above for any reason other than as set forth above in (ii) of this section Fees and Expenses, and in any such case an Acquisition Proposal has been made prior to termination and the Minimum Condition has not been satisfied at the time of termination, then (i) PSC will reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Reimbursable Expenses of Parent and Purchaser, which amount will be payable in immediately available funds, and (ii) if an Acquisition Proposal is consummated within 18 months after the date of termination of the Merger Agreement, PSC will pay Parent promptly (but in no event later than one business day after consummation) the Fee. Notwithstanding anything to the contrary in this subsection, no Fee or Reimbursable Expenses will be payable to Parent or Purchaser in the event the Merger Agreement is terminated pursuant to
(i) provisions (ii) or (iv)(a) outlined under Termination above, to the extent that termination, the failure to commence or failure to accept any Securities for payment, as set forth in provision (d)(i) outlined under Termination above, will relate to the failure of either Parent or Purchaser to perform, in any material respect, any material covenant or agreement contained in the Merger Agreement or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement, or (ii) the provision described in (iv)(c) outlined under Termination above. Except as set forth in this subsection, all costs and expenses incurred in connection with the Merger Agreement, the Stockholders Agreement and the transactions contemplated in the Merger Agreement will be paid by the party incurring such expenses, whether or not any Merger or the transactions contemplated by the Merger Agreement are consummated. "Reimbursable Expenses" means: (i) all out-of-pocket expenses and fees of Parent and Purchaser in respect of commitment fees and other expenses payable in connection with obtaining the senior debt financing for the acquisition of PSC, provided that the aggregate amount of all such commitment fees shall not exceed an amount equal to 1.75% of the aggregate principal amount of such committed senior debt financing, and provided, further, that, in the event that such acquisition does not occur and PSC shall be required, in accordance with the terms and provisions of the Merger Agreement, to reimburse Parent and Purchaser for all Reimbursable Expenses, Parent and Purchaser shall use their reasonable efforts to reduce the amount of such commitment fees and shall permit PSC to participate in their efforts to effect such reduction; (ii) all other out-of-pocket expenses and fees of the senior debt financing referred to in the immediately preceding subsection (i) payable by Parent and Purchaser (provided that the expenses under the immediately preceding subsection (i) and this subsection (ii) shall in no event cumulatively exceed 2% of the aggregate principal amount of the aforementioned committed senior debt financing); (iii) all out-of-pocket expenses and fees of Parent and Purchaser, other than in respect of the senior debt financing referred to in the immediately preceding subsections (i) and (ii), to the extent that the aggregate amount of all such other expenses does not exceed $750,000. In the event that PSC will fail to pay the Fee or any Reimbursable Expenses when due, the term "Reimbursable Expenses" will be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this section, together with interest on such unpaid amounts, commencing on the date that the respective amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

 Stockholders Agreement

   The following is a summary of certain provisions of the Stockholders Agreement. This summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Stockholders Agreement may be examined and copies may be obtained at the places described in Section 8.

   As an inducement to Parent and Purchaser to enter into the Merger Agreement, on June 5, 2000, Parent, Purchaser and certain shareholders of PSC executed the Stockholders Agreement. The Stockholders Agreement provides that the shareholders who are parties to the Stockholders Agreement (the "Stockholders") agree to tender or cause to be tendered all of their respective shares of Common Stock of which they are the record and beneficial owner. Pursuant to the Stockholders Agreement, the Common Stock subject to the Stockholders Agreement includes additional shares of Common Stock in the event a Stockholder becomes the beneficial owner of any additional shares of Common Stock, and any additional securities into which such shares may be converted or exchanged and any additional securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of Common Stock. As of June 5, 2000, the shares of Common Stock covered by the Stockholders Agreement represented approximately 6.47% of the shares of Common Stock outstanding on a fully diluted basis.

   In the Stockholders Agreement, each of the Stockholders has granted an irrevocable proxy to Parent and each of its officers, allowing Parent and such officers to vote and otherwise act as Parent and each of its officers deems appropriate (by written consent or otherwise), in its sole discretion, with respect to such Stockholder's shares of Common Stock on the following matters: (i) the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and the Stockholders Agreement; (ii) any matter (including any Acquisition Proposal or Superior Proposal (each as defined in the Merger Agreement)) that could result in any of the conditions to PSC's obligations under the Merger Agreement not being fulfilled or that could adversely affect the Merger Agreement, the Offer, the Merger or the Stockholders Agreement; (iii) any other matter that would result in a breach of any covenant, obligation, agreement, representation or warranty of PSC under the Merger Agreement or of any of the Stockholders; and (iv) any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of PSC.

   The Stockholders Agreement provides that between date of the Stockholders Agreement and the date of termination of the Merger Agreement, Stockholders shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or otherwise cooperate in any way with respect to or assist, participate in, facilitate or encourage any unsolicited proposal that may lead to, an Acquisition Proposal. Each Stockholder has agreed immediately to cease all discussions or negotiations of such Stockholder and such Stockholder's directors, officers, affiliates, employees, agents, advisors or other representatives with any person with respect to any Acquisition Proposal existing as of June 5, 2000. To the extent that PSC is required under the terms of the Merger Agreement, in the event an Acquisition Proposal is made, to provide notice and information to Parent regarding such Acquisition Proposal and has not separately provided such notice and information, each Stockholder has agreed to advise Parent orally (within three business days) and in writing (as promptly as practicable thereafter) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal of which such Stockholder has actual knowledge, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request to the extent of such Stockholder's actual knowledge and (ii) any changes in any such Acquisition Proposal or request of which such Stockholder has actual knowledge, in each case, except to the extent the terms of such Acquisition Proposal prohibits such disclosure.

   Each Stockholder's obligation to tender, and not withdraw, their shares of Common Stock pursuant to the Offer will terminate on the expiration of the Offer. The remaining provisions of the Stockholders Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement.

12. Purpose of the Offer; Plans for PSC After the Offer and the Merger.

   Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, PSC. The Offer, as the first step in the acquisition of PSC, is intended to facilitate the acquisition of all of the Securities. The purpose of the Merger is to acquire all shares of Common Stock and Preferred Stock not purchased in the Offer. Upon consummation of the Merger, PSC will become a wholly owned subsidiary of Parent.

   Statutory Requirements. Under New York Law, adoption of the Merger Agreement by the Board and the adoption at a meeting of shareholders by two-thirds of the votes of all outstanding shares entitled to vote at the shareholders meeting is required to approve and adopt the Merger Agreement and the Merger. The Board has determined that the Merger Agreement and the transactions contemplated thereby, included each of the Offer and the Merger are fair to, and in the best interests of, the Securityholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger and has resolved to recommend that Securityholders accept the Offer and tender their Securities pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions described below, the only remaining required corporate action of PSC is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of at least two-thirds of the votes of all outstanding shares entitled to vote at the shareholders meeting. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

   In the Merger Agreement, PSC has agreed to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by New York Law. In the Stockholders Agreement, a number of shareholders of PSC, who own either of record or beneficially shares of Common Stock representing approximately 6.47% of the shares of Common Stock outstanding on a fully diluted basis, have agreed that all Securities owned by them will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

   The Merger Agreement provides that, promptly upon the purchase of Securities pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Securities as described in Section 10. Purchaser expects that such representation would permit it to exert substantial influence over PSC's conduct of its business and operations.

   Short-Form Merger. Under New York Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding shares of Common Stock and 90% of the then outstanding shares of Preferred Stock, Purchaser will be able to approve the Merger without a vote of PSC's shareholders. In such event, Purchaser and PSC have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of PSC's shareholders.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who have not tendered their shares of Common Stock and shares of Preferred Stock may have certain rights under New York Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, those securities. Shareholders who perfect these rights by complying with the procedures described in Section 623 of New York Law ("Section 623") will have the "fair value" of their Securities (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the New York Supreme Court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, any dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Securities. In Phelps v. Watson-Stillman Co., the New York Supreme Court stated that the "net asset value" is not the sole test in determining the fair value of the Securities.

   Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Securities. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Security is less than or equal to the Merger Consideration. In this regard, shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Raymond James) are not necessarily opinions as to "fair value" under Section 623.

   The foregoing summary of the rights of dissenting shareholders under New York Law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights under New York Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of New York Law. The text of Sections 910 and 623 of New York Law is attached to this Offer to Purchase at Schedule II.

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Securities pursuant to the Offer in which Purchaser seeks to acquire the remaining Securities not held by Parent or Purchaser. Purchaser believes that

Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning PSC and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

   Plans for PSC. In connection with the Offer, Purchaser has reviewed and will continue to review various possible business strategies that it might consider in the event that Purchaser acquires control of PSC, whether pursuant to the Offer, the Merger or otherwise. Such changes could include, among other things, changes in PSC's business, corporate structure, capitalization and management.

   Shortly prior to the time that Purchaser will accept Securities for payment pursuant to the Offer, it is anticipated that Parent will acquire the outstanding capital stock of WADC in exchange for the issuance of capital stock by Parent. Upon the acquisition of WADC by Parent, shareholders of WADC will become shareholders of Parent. If the Offer and subsequent Merger were to be successful, this would result in WADC and PSC both being wholly owned subsidiaries of Parent. Pending the successful completion of these transactions, Parent might consider a reorganization of the business, corporate structure, management or assets of WADC and PSC and their subsidiaries in order to provide for efficiencies that would be gained from such reorganization.

   Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of PSC or any of its subsidiaries,
(ii) any purchase, sale or transfer of a material amount of assets, involving PSC or any of its subsidiaries, (iii) any material change in PSC's present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of PSC, (v) any other material change in PSC's corporate structure or business, (vi) any class of equity security of PSC being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of PSC becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of PSC's obligation to file reports under Section 15(d) of the Act, (ix) the acquisition by any person of additional securities of PSC, or the disposition of securities of PSC, or (x) any changes in PSC's Certificate of Incorporation, By-laws or other governing instruments or other actions that could impede the acquisition of control of PSC.

13. Certain Conditions of the Offer.

   Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Securities tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition will not have been satisfied or waived, (ii) immediately prior to the expiration of the Offer, the Financing Condition will not have been satisfied, (iii) any applicable waiting period under the HSR Act will not have expired or been terminated prior to the expiration of the Offer, or (iv) at any time on or after June 5, 2000 and prior to the first acceptance of payment of Securities, any of the following conditions will exist and be continuing: (a) there will have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any Governmental Authority (as defined in the Merger Agreement) by a third party which has a reasonable likelihood of success, (1) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Securities by Parent, Purchaser or any of their other affiliates, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain damages in connection with any transaction contemplated by the Merger Agreement that are material to PSC and each subsidiary of PSC, taken as a whole; (2) seeking to prohibit or limit materially the ownership or operation by PSC, Parent or any of their subsidiaries of all or any of the material portion of the business or assets of PSC and each of its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel PSC, Parent or any of their subsidiaries as a result of the Merger Agreement or any of the transactions contemplated thereby, to dispose of or to hold separate all or any material portion of the business or assets of PSC, Parent or any of their subsidiaries, in each case, taken as a whole; (3) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Securities, including, without limitation, the right to vote any Securities acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to PSC's shareholders including, without limitation, the approval and adoption of the Merger Agreement and any of the transactions contemplated thereby; (4) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Securities; or (5) which otherwise would individually or in the aggregate have a Material Adverse Effect (as defined in the Merger Agreement); (b) there will have been any Law (as defined in the Merger Agreement) enacted, promulgated, amended, issued or deemed applicable to (1) Purchaser, PSC or any subsidiary or affiliate of Parent or PSC or (2) the Merger Agreement or the transactions contemplated thereby, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholders Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of subsection (a) above; (c) any Material Adverse Effect will have occurred and be continuing; (d) (1) it will have been publicly disclosed, or Purchaser will have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as described in Rule 13d-3 promulgated under the Exchange Act) of Securities constituting 20% or more of the then outstanding shares of Common Stock (assuming conversion or exercise of such Securities) has been acquired by any person, other than Parent or any of its affiliates, or (2) (A) the Board, or any committee, will have withdrawn or modified, in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any Acquisition Proposal (as defined in the Merger Agreement) or any other acquisition of Securities other than the Offer and the Merger or (B) the Board, or any committee, will have resolved to do any of the foregoing; (e)
(1) any representation or warranty of PSC in the Merger Agreement that is qualified as to materiality or Material Adverse Effect will not be true and correct as of June 5, 2000 or as of such time or except to the extent such representation or warranty expressly relates to an earlier date (in which case of and as of such earlier date) which breach cannot be or has not been cured within 20 business days after the giving of written notice to PSC of such breach but in any event prior to the scheduled expiration date of the Offer; or
(2) any representation or warranty of PSC that is not so qualified as to materiality or Material Adverse Effect shall not be true and correct in any material respect as of June 5, 2000 or as of such time, except to the extent such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date), which breach cannot be or has not been cured within 20 business days after the giving of written notice to PSC or such breach but in any event prior to the scheduled expiration date of the Offer;
(f) PSC will have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of PSC to be performed or complied with by it under the Merger Agreement or the shareholders who are a party to the Stockholders Agreement shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant to be performed or complied with by them under the Stockholders Agreement, in each case, which failure cannot be or has not been cured within 20 business days after the giving of written notice to PSC of such failure but in any event prior to the scheduled expiration date of the Offer; (g) the Merger Agreement will have been terminated in accordance with its terms; or (h) Purchaser and PSC will have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of Securities thereunder; which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and subject to the conditions of the Merger Agreement may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition, except to the extent that the failure of the condition to be satisfied has been caused by or resulted from an act or omission by Parent or Purchaser in violation of the Merger Agreement or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, subject to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time so long as, with respect to the representations and warranties of PSC set forth in the Merger Agreement or the obligations of PSC under the provisions of the Merger Agreement described under the Merger Agreement--Conduct of Business by PSC Pending the Merger in Section 11, the facts and circumstances giving rise thereto are continuing (except with respect to breaches that are not of a continuing nature and are not susceptible of cure).

14. Certain Legal Matters and Regulatory Approvals.

   General. Based upon Purchaser's review of publicly available information regarding PSC and the review of information provided to Parent and Purchaser by PSC and discussions between Purchaser's representatives and representatives of PSC (see Section 11), neither Parent nor Purchaser is aware of (i) any license or other regulatory permit that appears to be material to the business of PSC or any of its subsidiaries, taken as a whole, which might be adversely affected by Purchaser's acquisition of Securities pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to Purchaser's acquisition of Securities pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Securities tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Securities if any of the conditions in
Section 13 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of PSC, Parent or Purchaser or that certain parts of the businesses of PSC, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 13 for certain conditions of the Offer.

   State Takeover Laws. PSC is incorporated under the laws of the State of New York. In general, Section 912 of New York Law states that no New York corporation shall engage in any "business combination" (defined to include mergers and certain other transactions) with any "interested shareholder" (generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate) for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. On June 5, 2000, prior to the execution of the Merger Agreement, the Board approved the Merger Agreement, including the Offer and the Merger, and determined that the transactions are fair to, and in the best interests of, the Securityholders. Accordingly, Section 912 is inapplicable to the Offer and the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

   PSC, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and Purchaser has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as it deems appropriate, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser will not be obligated to accept for payment any Securities tendered. See
Section 13.

   Antitrust. Under the HSR Act and the rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Purchaser's acquisition of Securities pursuant to the Offer is subject to such requirements. See Section 2.

   Under the HSR Act, on June 12, 2000, Parent and Purchaser and PSC each filed a Premerger Notification and Report Form in connection with the purchase of Securities pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Securities pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing. Accordingly, the waiting period under the HSR Act applicable to the purchase of Securities pursuant to the Offer will expire at 11:59 p.m., New York City time, on June 27, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent and Purchaser and PSC have requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, Purchaser or PSC with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Securities is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Securities will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 13.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Securities pursuant to the Offer. At any time before or after the purchase of Securities pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Securities pursuant to the Offer or seeking the divestiture of Securities purchased by Purchaser or the divestiture of substantial assets of Parent, PSC or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent and Purchaser relating to the businesses in which Parent, Purchaser, PSC and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 13 for certain conditions to the Offer, including conditions with respect to litigation.

   Litigation. There are no pending legal proceedings relating to the Offer.

15. Fees and Expenses; Persons Retained.

   Except as described below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Securities pursuant to the Offer.

   Chase Securities is acting as the Dealer Manager in connection with the Offer and has provided financial advisory services to WADC and Parent in connection with the Offer and Merger. Parent will pay the Dealer Manager customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. Parent has agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as financial advisor and Dealer Manager, including certain liabilities under the federal securities laws.

   Purchaser has retained Innisfree M&A Incorporated as the Information Agent. The Information Agent may contact Securityholders by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   In addition, Purchaser has retained ChaseMellon Shareholder Services, L.L.C. as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to Securityholders. Neither Parent nor Purchaser is aware of any jurisdiction where the making of the Offer or the acceptance of securities pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Securities pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Securityholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Securities should not rely on such information or representation as having been authorized.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, PSC has filed the Schedule 14D-9 with the SEC, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing additional related information. The Schedule TO and Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as described in Section 8 (except that they will not be available at the regional offices of the SEC).

                                          MOHAWK ACQUISITION CORP.

Dated: June 19, 2000.

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

   The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of Parent and Purchaser. Unless stated otherwise, the current business address for all directors and officers and the business address of Welch Allyn, Inc. is 4341 State Street Road, P.O. Box 220, Skaneateles Falls, New York 13153-0220. The business address for WADC is 4619 Jordan Road, P.O. Box 187, Skaneateles Falls, New York, 13153-0187. All of the officers and directors are citizens of the United States of America.

    Name, Age and           Present Principal Occupation or Employment;
       Current           Material Positions Held During the Past Five Years
  Business Address                 and Business Addresses Thereof
  ----------------       --------------------------------------------------
 William F. Allyn,   Chairman of the Board of Directors of Parent and
  64                 Purchaser since the incorporation of Parent and
                     Purchaser. Mr. Allyn has been the President and Chief
                     Executive Officer of Welch Allyn, Inc. since 1980. Mr.
                     Allyn is a Director of Niagara Mohawk Power, and a member
                     of the Nuclear Oversight, Compensation and Succession,
                     Executive and Audit Committees. Mr. Allyn in also a
                     member of the Board of Directors of Oneida Ltd., M&T
                     Bank, Syracuse Research Corporation, and Perfex
                     Corporation. Mr. Allyn is also a Trustee of Syracuse
                     University and Community General Hospital.

 Kevin R. Jost, 46   Chief Executive Officer, President, and a member of the
                     Board of Directors of Parent and Purchaser since the
                     incorporation of Parent and Purchaser. Mr. Jost has been
                     President and Chief Operating Officer of WADC since July
                     1, 1999. From 1985 until July 1, 1999, Mr. Jost was Vice
                     President and General Manager of Welch Allyn, Data
                     Collection Division. Mr. Jost is also a member of the
                     Board of Directors of @POS.com, in San Diego, California.

 Miles Smith, Jr.,   Member of the Board of Directors of Parent and Purchaser
  72 507 Best Innes  since the incorporation of Parent and Purchaser. Mr.
  Street Suite 280   Smith has been Chairman of the Board of Directors of Nex
  Salisbury,         Gen Capital Corp., a family partnership, since 1996. He
  North Carolina     has been the Vice-Chairman of U-Vest Investment Services
  28144              Brokerage since 1995, and Vice-Chairman of Telecomm USA
                     Money Transfer since 1999. He has been the Chairman of
                     Security Capital-Banking since 1996. Mr. Smith was the
                     Chairman of Hand Held Products, Inc. until September of
                     1999.

 Joseph M. Hennigan, Vice President and Treasurer of Parent and Purchaser
  46                 since the incorporation of Parent and Purchaser. Mr.
                     Hennigan has been Chief Financial Officer of WADC since
                     July 1, 1999. From June 1996 until June 30, 1999, Mr.
                     Hennigan was the Tax & Risk Manager of Welch Allyn Inc.
                     From July 1989 until June 1996, Mr. Hennigan was a
                     Partner at KPMG Peat Marwick, at 201 East Fifth Street,
                     Cincinnati, Ohio 45202, an accounting and tax advisory partnership.

 M. Jack Rudnick, 52 Vice President and Secretary of Parent and Purchaser
                     since the incorporation of Parent and Purchaser. Mr.
                     Rudnick has been Vice-President of Welch Allyn, Inc.
                     since 1993, and has been General Counsel of Welch Allyn, Inc. from 1992.

 George S. Smith II, Assistant Secretary of Parent and Purchaser since the
  41 incorporation of Parent and Purchaser. Mr. Smith has been Corporate Attorney for WADC since January of 2000. From
                     1997 until 2000, Mr. Smith was Strategic Business Manger of Welch Allyn Data Corporation, Inc. From 1996 until
                     1997, Mr. Smith was Business Development Manager for
                     Welch Allyn, Inc. From January of 1995 until 1996, Mr.
                     Smith was a Patent Engineer for Welch Allyn, Inc.

                                                                     SCHEDULE II

                       NEW YORK BUSINESS CORPORATION LAW

                              Sections 910 and 623
                               Dissenters' Rights

s. 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

   (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

     (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

       (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available: (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph
    (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or (iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

       (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

       (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

     (3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

s. 623. Procedure to enforce shareholder's right to receive payment for shares

   (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

   (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

   (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

   (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

   (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu hereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

   (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

   (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

   (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

     (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

   (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

   (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

   (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

   (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

   (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

   Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Securities and any other required documents should be sent or delivered by each Securityholder or such Securityholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses described below.

                        The Depositary for the Offer is:

                             [Logo of ChaseMellon]

           By Mail:               By Overnight Courier:              By Hand:

     Reorganization Dept.         Reorganization Dept.         Reorganization Dept.
      Post Office Box 3301         85 Challenger Road        120 Broadway, 13th Floor
   South Hackensack, NJ 07606       Mail Drop--Reorg.           New York, NY 10271
   Attn: Reorganization Dept.   Ridgefield Park, NJ 07660   Attn: Reorganization Dept.

                               Other Information:

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th floor
                            New York, New York 10022
                    Bankers and Brokers call: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                             Chase Securities Inc.
                                270 Park Avenue
                            New York, New York 10017
                          Call Collect: (212) 270-2631